Exhibit 10.25

March 17, 2006

First Greenwich Kahala Limited
Sussex House – Farningham Road
Crowborough
Sussex TN6 2JP
England

Attention:    Mike Garland

Re:    Purchase of One Used Boeing Model 737-400 Aircraft

Dear Sirs:

Aircastle Advisor LLC (‘‘Aircastle’’) is pleased to present this offer (‘‘Offer’’) to purchase the Aircraft described below.

This Offer is strictly confidential and is provided to you on the understanding that the terms and conditions contained herein shall not be revealed to any person other than senior officers at Drawbridge Special Opportunities Fund LP and your directors, officers, employees and professional advisers who are responsible for analyzing, negotiating and approving the sale of the Aircraft and who are made aware of the confidential nature of this Offer.

This Offer shall supersede any prior communications with respect to the matters set forth below and, when accepted by you, shall evidence our mutual agreement with respect to such matters.

The terms and conditions of this Offer are as follows:

Buyer:	Wells Fargo Bank Northwest, National Association, as owner trustee for an affiliate of Aircastle.

Seller:	Greenwich Kahala Airlease 7 Ltd. Seller’s representations, warranties and covenants in the transaction documentation to be guaranteed by Drawbridge Special Opportunities Fund LP or such other entity reasonably satisfactory to Buyer.

Aircraft:	One used Boeing Model 737-400 aircraft bearing manufacturer's serial number 24644 together with two installed CFM56-3C1 engines bearing manufacturer’s serial numbers 724756 and 725726, respectively, all as more particularly described in the Information Memorandum in respect of the Aircraft dated December 2005.

Current Operator:	Braathens A.S.

Lease Agreement:	The lease agreement for the Aircraft between Seller and Current Operator, having a quarterly rental equal to US$450,000 payable in arrears (the ‘‘Existing Rent’’ and an expiry date of October 26, 2006. Seller has or will have prior to the Purchase Date executed a binding agreement with the Current Operator to extend the term of the Lease Agreement for 48 months at a US$165,000 per month renewal rate, payable in advance.

Delivery Conditions:	‘‘As-is, where-is,’’ subject to Buyer’s inspection of the Aircraft as described below and subject to no total loss, or damage which would exceed US$500,000 to repair, having occurred prior to the Purchase Date.

Purchase Deposit:	US$250,000, payable to Seller promptly following acceptance of this Offer as provided below. The Purchase Deposit will be promptly refunded to Buyer at its request if any of the Conditions to Closing is not satisfied on or prior to the Outside Purchase Date but the Purchase Deposit is otherwise non-refundable.

Purchase Price:	US$11,450,000.

The parties acknowledge that the Existing Rent is paid quarterly in arrears, the next payment of rent being due on April 24, 2006 (‘‘the April 2006 Rent Date’’) and that the daily rental rate is US$4,931.51 per day (US$450,000 X 4/365).

The Purchase Price assumes an economic closing date of February 28, 2006 (‘‘Assumed Purchase Date’’). All rents attributable to the period commencing February 28, 2006 will be for the account of Buyer. The rentals attributable to the period starting with the day after the last rental payment date of January 24, 2006 and up to (but excluding) the Assumed Purchase Date (but not yet paid) will be for the account of Seller and this amount equals US$167,671.34. On the actual Purchase Date, Seller will receive US$11,367,671.34 (being the Purchase Price plus such rental amount, less the Purchase Deposit); plus interest at one month Libor plus 1% (on the unadjusted Purchase Price less the Purchase Deposit only) for the period from and including the Assumed Purchase Date to and excluding the actual Purchase Date. For the avoidance of doubt, Buyer will be entitled to receive and to keep for its own account all rentals paid by the Lessee in respect of the period falling after January 24, 2006.

Purchase Date:	April 14, 2006, or as soon thereafter as all of the Conditions to Closing are met but in any case not later than May 19, 2006 (the ‘‘Outside Purchase Date’’).

Purchase of Aircraft:	On the Purchase Date, Seller shall transfer good and marketable title to the Aircraft to Buyer free and clear of liens, claims and encumbrances of whatever nature (other than the rights of Current Operator under the Lease Agreement, and liens permitted thereunder), against payment by Buyer of the Purchase Price (as adjusted in accordance with this letter of intent).

Seller shall not be obliged to indemnify Buyer from and against any liabilities in relation to the operation of Aircraft in respect of the period prior to the Purchase Date, nor with respect to any transfer tax, sales tax, value-added tax or similar taxes or duties. Equally, Buyer will not indemnify Seller for any transfer tax, sales tax, value-added tax or similar taxes or duties, or for any post-Purchase Date liabilities of any kind or nature, it being understood that Seller will rely on the continuing indemnities of Current Operator under the Lease Agreement in respect of such liabilities.

Delivery Location:	A location mutually agreed by Seller and Buyer to minimize the risk of any transfer tax, sales tax, value-added tax or similar taxes or duties being imposed.

Conditions to Closing:	Customary for a transaction of this type, including:

(a)	advisory board or investment committee approvals for each of Buyer and Seller and Drawbridge Special Opportunities Fund LP;

(b)	completion by Buyer of a satisfactory inspection of the Aircraft (including records) to be completed within three weeks of signing this Offer subject to the co-operation of the Lessee;

(c)	Buyer’s due diligence review of the Lease Agreement and related documents (including all amendments and side letters thereto, and the lease extension documentation) and of the financial condition of the Current Operator;

(d)	completion of mutually satisfactory sale documentation; and

(e)	completion of a satisfactory novation or assignment of the Lease Agreement as extended as contemplated by this Letter of Intent and including the assignment (or reissue) of the SAS Guarantee (as defined in the Lease Agreement) in favour of the Buyer.

Financing:	The obligations of Buyer shall not be conditioned upon financing; however, Buyer will require as additional Conditions to Closing that its lenders are named as ‘‘contract parties’’ in the Current Operator’s insurance documents and that the Current Operator execute a consent to a security assignment in favor of such lenders.

Transaction Costs:	Each of Buyer and Seller shall bear its own costs and expenses associated with the inspection of the Aircraft, the preparation and signing of the transaction documents and the closing of the transactions contemplated hereby. Any costs, expenses or fees payable to Current Operator for the transactions contemplated hereby shall be borne by Seller.

Governing Law:	New York.

Confirmation Date:	March 24, 2006.

Confirmation:	The obligations of each of Seller and Buyer hereunder are subject to its written confirmation to the other on or before the Confirmation Date (collectively, the ‘‘Confirmations’’), which shall, inter alia, allow each of them to seek all necessary corporate approvals and to allow Buyer to inspect the Aircraft (including its records). If both such Confirmations are not issued on or prior to the Confirmation Date, this Offer shall automatically terminate and be of no further force or effect, and Seller shall return or procure the return of the Purchase Deposit. If both such Confirmations are issued on or prior to the Confirmation Date, this Offer shall become an agreement binding on both Seller and Buyer, subject only to the Conditions to Closing.

Seller shall remove the Aircraft from the market, and shall not solicit or accept any other bids in relation to the Aircraft, from and after acceptance of this Offer by Seller.

If the foregoing terms and conditions of this Offer are acceptable to you, you may accept this Offer by signing and returning a copy of this letter to us at the above address before 5:00 p.m. (local time, for us) on March 22, 2005 the time and date at which this Offer will expire if not so accepted by you.

Very truly yours,

AIRCASTLE ADVISOR LLC

By:	/s/ Ron Wainshal
Name: Ron Wainshal
Title: CEO

Accepted and Agreed:

Date:	March 20, 2006

FIRST GREENWICH KAHALA LIMITED (FOR AND ON BEHALF OF SELLER)

By:	/s/ Mike Garland
Name: Michael Garland
Title: Principal